Points International Ltd. Reports 40% Year-Over-Year Growth in Business Metrics for July 2007

New Partner Acquisition Tracking Ahead of Plan

TORONTO, August 13, 2007, Points International Ltd. (TSX: PTS; OTCBB: PTSEF), the world’s leading loyalty reward solutions provider and owner of the Points.com portal, today announced its business metrics for the month of July 2007. The Company reported a 40% year-over-year increase in overall points/miles transacted for the month of July, bringing cumulative points/miles transacted to 29.3 billion.

"We continue to execute on target and delivered strong July metrics with growth in both our Private Branded and Points.com channels," said Rob MacLean, Chief Executive Officer of Points International. "In July, we expanded the penetration of our reseller model by partnering with ATA Airlines to improve its frequent flyer program by implementing an online solution to buy, or gift Travel Awards Points. We continue to take a more principal role in the loyalty operations, marketing and commercial transactions for our partners. This model has been well received in the market and is helping to reduce our sales cycle, with two additional programs already in development. We demonstrated solid execution launching new products into the market, such as the first phase of Book with Points on Points.com, in conjunction with our partner Travelocity. The Company is on track to release our GPX program, the first opportunity in the world for consumers to trade miles and points between one another across loyalty programs, by the end of the year."

Other July highlights include:

  Points/miles transacted by Private Branded Channels increased 45% year-over-year bringing cumulative points/miles transacted to 26.0 billion.

  Points/miles transacted by Points.com Channels increased 14% year-over-year.

  Cumulative points/miles transacted reached 3.3 billion, a 68% increase year-over-year indicating an increased use of points on the Points.com channel over the past 12 month period.

  The Company added more than 24,000 registered users during July, bringing cumulative registered users on Points.com to 1.7 million, a 26% year-over-year increase.

Points International Ltd.
Business Metrics

			Jul-07 vs.		Jul-07 vs.
	Jul-07	Jun-07	Jun-07	Jul-06	Jul-06

TOTAL ALL CHANNELS

Points/Miles Transacted	839,963,302	862,380,874	-3%	599,463,722	40%
# of Points/Miles Transactions	90,137	88,878	1%	69,782	29%
Cumulative Points/Miles Transacted	29,274,521,329	28,434,558,027	3%	19,811,988,708	48%

PRIVATE BRANDED CHANNELS

Points/Miles Transacted	734,210,462	757,318,548	-3%	506,461,739	45%
# of Points/Miles Transactions	83,628	83,137	1%	62,420	34%
Cumulative Points/Miles Transacted	25,964,135,628	25,229,925,166	3%	17,846,591,943	45%

POINTS.COM CHANNELS

Points/Miles Transacted	105,752,840	105,062,326	1%	93,001,983	14%
# of Points/Miles Transactions	6,509	5,741	13%	7,362	-12%
Cumulative Points/Miles Transacted	3,310,385,701	3,204,632,861	3%	1,965,396,765	68%
Cumulative Registered Users	1,709,572	1,685,786	1%	1,354,764	26%

Points International’s monthly business metrics can be found on the Investor relations section of the Company’s website at: http://www.points.com/static/corporate/investor_overview.html

About Points International Ltd.

Points International Ltd. is the owner and operator of Points.com, the world’s leading reward-program management portal. At Points.com consumers can Swap, Earn, Buy, Gift, Share and Redeem miles and points from more than 25 of the world’s leading reward programs. Participating programs include American Airlines AAdvantage® program, American Express® Membership Rewards®, Aeroplan®, AsiaMiles(TM), Cendant TripRewards®, Delta SkyMiles®, Gold Points Reward Network, InterContinental Hotels Group’s Priority Club® Rewards, and S&H greenpoints. Redemption partners include Amazon.com® and Starbucks.

Website: http://www.points.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and forward-looking information within the meaning of the "safe harbor" provisions of applicable Canadian provincial securities legislation (collectively "forward-looking statements"). These forward-looking statements relate to our objectives, strategic plans and business development goals and may also include other statements that are predictive in nature or that depend upon or refer to future events or conditions and can generally be identified by words such as "will", "may", "expects," "anticipates," "intends," "plans," "believes," "estimates" or similar expressions In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These statements are not historical facts but instead represent only the Company’s expectations, estimates and projections regarding future events. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict. Undue reliance should not be placed on such statements. Certain material factors, assumptions or estimates are applied in making forward-looking statements. Known and unknown factors could cause actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially are referred to in the body of this news release and also include the risks and uncertainties discussed herein, the matters set forth under "Risks and Uncertainties" contained in the Company’s Annual Information Form filed with applicable securities regulators and the factors detailed in the Company’s other filings with applicable securities regulators, including the factors detailed in the Company’s annual and interim financial statements and the notes thereto. Readers of this press release are cautioned that forward-looking statements are not guarantees of future performance.

The Company does not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:

Anthony Lam, CA, CFO	Alex Wellins or Brinlea Johnson
Points International Ltd.	The Blueshirt Group
(416) 596-6382	(415) 217-7722
anthony.lam@points.com	alex@blueshirtgroup.com